UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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QUEPASA CORPORATION
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April 30, 2012

Dear Stockholders:

2011 was a transformational year for Quepasa.  In November, we closed our merger with myYearbook, establishing Quepasa as the public market leader in social discovery.

Our mission is to be the best place to meet new people. We make meeting people fun through social games and apps.  Our social graph is not the people you know but the people you want to know.

We believe the social graph of the people you want to know is a multi-billion dollar opportunity. We believe everyone in the world has a desire for friendship, and that as a friendships themselves increasingly migrate online, it is only natural that friendship-making will too.

In terms of our web traffic, Comscore’s January 2012 report shows that we generated over 1bn US page views in January of this year, which exceeds US page views for both LinkedIn and Twitter.

The combined Quepasa – myYearbook platform, which is being unified under the MeetMe brand, will seek to establish global leadership within the meet new people category via the following strategy:

1.
Mobile: In December, we announced that a majority of myYearbook users are accessing the service via mobile, representing a 300% year-over-year increase in mobile users. We believe that we are extremely well positioned to capitalize on global tends toward greater consumption of social media via smartphones and tablets.

2.
Virtual Currency Monetization: Also in December, we announced the release of a new paid virtual currency.  We believe that credits will be a key toward monetizing our fast growing audience – both on web and mobile.

3.
International Brand Consolidation: We are continuing our efforts to unite all of our users – both Quepasa and myYearbook – onto the MeetMe brand. The MeetMe platform will allow us to deliver best in class web and mobile products and facilitate growth within Quepasa’s traditional Latin America markets and also establish the foundation for growth in markets outside of the Americas.

We are looking forward to this new phase in our evolution from a regional social network to the public market leader in social discovery.

Sincerely,

John Abbott

Chairman and Chief Executive Officer